UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

JERNIGAN CAPITAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Jernigan Capital, Inc.

April 8, 2016

To our Stockholders:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Jernigan Capital, Inc. Our Annual Meeting will be held on Friday, May 20, 2016, at 10:00 a.m. Central Daylight Time, at our corporate headquarters, located at 6410 Poplar Avenue, Suite 650, Memphis, Tennessee 38119. The Notice of Annual Meeting of Stockholders and Proxy Statement, both of which accompany this letter, provide details regarding the business to be conducted at the meeting, as well as other important information about us.

During the meeting, management will review our 2015 fiscal year and provide a report on our progress, including recent developments. Stockholders will also have the opportunity to ask questions about us.

In accordance with the “e-proxy” rules promulgated by the U.S. Securities and Exchange Commission, we are pleased to adopt the practice of furnishing proxy materials to our stockholders over the Internet. Accordingly, on or about April 8, 2016, we will mail to our stockholders (other than those stockholders who have previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials. On the date of the mailing of the Notice of Internet Availability of Proxy Materials, all stockholders of record and beneficial owners will have the ability to access all of our proxy materials referred to in the Notice of Internet Availability of Proxy Materials on the Internet website cited therein and in the accompanying Proxy Statement. These proxy materials will be available free of charge. The e-proxy rules afford us the opportunity to realize cost savings on the printing and distribution of our proxy materials, and we hope that if possible and convenient, you will avail yourself of this option.

Along with the other members of the Board of Directors and management, I look forward to greeting you at the meeting if you are able to attend.

Cordially,

Dean Jernigan

Chairman of the Board of Directors and Chief
Executive Officer

JERNIGAN CAPITAL, INC.
6410 Poplar Avenue, Suite 650
Memphis, Tennessee 38119

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FRIDAY, MAY 20, 2016

TIME, DATE & PLACE

The 2016 Annual Meeting of Stockholders, or the Annual Meeting, will be held at 10:00 a.m., Central Daylight Time, on Friday, May 20, 2016, at our corporate headquarters, located at 6410 Poplar Avenue, Suite 650, Memphis, Tennessee 38119.

ITEMS OF BUSINESS

Stockholders will consider and vote on the following items at the Annual Meeting:

1.	The election of the six directors named herein to serve a one-year term and until their successors have been duly elected and qualified;
2.	The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016; and
3.	The transaction of such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

The Proxy Statement accompanying this notice describes each of these items of business in detail.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL ITEMS.

WHO MAY VOTE

Stockholders of record at the close of business on Tuesday, March 1, 2016 (the “Record Date”), are entitled to receive this notice and vote at the Annual Meeting and any adjournment or postponement of the Annual Meeting. As of the close of business on the Record Date, we had 6,162,500 shares of common stock outstanding.

HOW TO VOTE

Your vote is important. Please refer to the accompanying Proxy Statement for information regarding your voting options. Even if you plan to attend the Annual Meeting, please take advantage of one of the advance voting options to assure that your shares are represented at the Annual Meeting. You may revoke your proxy at any time before it is voted by following the procedures described in the accompanying Proxy Statement.

By Order of the Board of Directors

William H. Mathieu
Corporate Secretary

Memphis, Tennessee
April 8, 2016

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held on May 20, 2016.

The Notice of Internet Availability of Proxy Materials, Notice of Annual Meeting of Stockholders, Proxy Statement and the 2015 Annual Report on Form 10-K are available at http://www.proxyvote.com.

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JERNIGAN CAPITAL, INC.
6410 Poplar Avenue Suite 650
Memphis, Tennessee 38119

PROXY STATEMENT FOR THE
2016 ANNUAL MEETING OF STOCKHOLDERS

Jernigan Capital, Inc. is soliciting proxies in connection with our 2016 Annual Meeting of Stockholders, or Annual Meeting, and your vote is very important. For this reason, our Board of Directors requests that you allow your shares to be represented at the Annual Meeting by the proxies named on the enclosed Proxy Card. In connection with our solicitation of proxies, we are mailing this Proxy Statement and our 2015 Annual Report on Form 10-K to stockholders and making such materials available on the Internet beginning on or about April 8, 2016.

In this Proxy Statement, terms such as “JCAP”, “we,” “us” and “our” refer to Jernigan Capital, Inc.

INFORMATION ABOUT THE MEETING

When is the Annual Meeting?

Our Annual Meeting will be held Friday, May 20, 2016, at 10:00 a.m., Central Daylight Time.

Where will the Annual Meeting be held?

Our Annual Meeting will be held at our corporate headquarters, located at 6410 Poplar Avenue, Suite 650, Memphis, Tennessee 38119.

What items will be voted on at the Annual Meeting?

You will vote on the following matters:

1.	The election of the six directors named herein to serve a one-year term and until their successors have been duly elected and qualified;
2.	The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016; and
3.	The transaction of such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

As of the date of this Proxy Statement, we are not aware of any other matters that will be presented for action at the Annual Meeting.

What are the Board of Directors’ voting recommendations?

Our Board of Directors recommends that you vote:

1.	“FOR” the election of the six directors named herein to serve a one-year term and until their successors have been duly elected and qualified; and
2.	“FOR” the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016.

If any other matter properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

Do directors attend the Annual Meeting?

We do not require our directors to attend our Annual Meeting, but our Board of Directors encourages its members to attend.

INFORMATION ABOUT VOTING

Who is entitled to vote at the Annual Meeting?

Only holders of record of our common stock at the close of business on the record date, March 1, 2016 (the “Record Date”), are entitled to receive notice of the Annual Meeting and to vote the shares that they held on the Record Date at the Annual Meeting, or any postponement or adjournment of the Annual Meeting. Each share of common stock is entitled to one vote on all matters that come before the Annual Meeting. As of the close of business on the Record Date, we had 6,162,500 shares of common stock outstanding.

Stockholders of Record: Shares Registered in Your Name.  If on the Record Date your shares were registered directly in your name with our transfer agent, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the Proxy Card, or vote by proxy over the telephone or on the Internet as instructed below, to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Nominee.   If on March 1, 2016, your shares were held in an account at a brokerage firm, bank, dealer or other nominee, then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other nominee on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid legal proxy from your broker or other nominee.

Who can attend the Annual Meeting?

All holders of our common stock at the close of business on the Record Date (March 1, 2016), or their duly appointed proxies, are authorized to attend the Annual Meeting. Admission to the meeting will be on a first-come, first-served basis. If you attend the meeting, you must present valid photo identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted at the meeting. For directions to the Annual Meeting, contact Investor Relations at (901) 567-9510.

Please also note that if you are the beneficial owner of shares held in “street name” (that is, through a bank, broker or other nominee), you will need to bring a copy of the brokerage statement reflecting your share ownership as of the Record Date.

Why am I being asked to review materials online?

In accordance with rules and regulations adopted by the of the U.S. Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of the Company’s proxy materials to each stockholder, the Company is furnishing proxy materials, including this Proxy Statement and Annual Report on Form 10-K, by providing access to such documents on the Internet rather than mailing printed copies of the materials. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) has been sent to most of the Company’s stockholders with instructions on how to access and review the proxy materials on the Internet. The Notice of Internet Availability also provides instructions on how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of the Company’s proxy materials, please follow the instructions for requesting such materials in the Notice of Internet Availability.

How do I vote my shares?

Stockholders of Record:  If you are a stockholder of record (that is, your shares are registered directly in your name with our transfer agent) you may vote your shares in person or by proxy:

In Person:  You may attend the Annual Meeting and vote in person.

By Proxy:  You may vote by telephone, on the Internet or by mail. We encourage you to vote by telephone or Internet, both of which are convenient, cost-effective, and reliable alternatives to returning your Proxy Card by mail.

•	By Telephone: You may submit your voting instructions by telephone by calling 1-800-690-6903. Have the information that is in the box marked by the arrow on the Proxy Card available and follow the instructions. If you submit your voting instructions by telephone, you do not have to mail in a Proxy Card.
•	On the Internet: You may vote on the Internet by going to www.proxyvote.com or from a smart phone, scanning the QR Barcode on the Notice of Internet Availability or Proxy Card. Have the information that is in the box marked by the arrow on the Notice of Internet Availability or Proxy Card available and follow the instructions. If you vote on the Internet, you do not have to mail in a Proxy Card.
•	By Mail: You can vote by requesting a paper copy of the materials, which will include a proxy card, completing and signing your proxy card and mailing it in your own envelope. To request materials, please go to www.proxyvote.com, call 1-800-579-1639, or send a blank email with the information that is printed in the box marked by the arrow on your Notice of Internet Availability in the subject line to sendmaterial@proxyvote.com.

Beneficial Owner:  If you are a beneficial owner (that is, your shares are held in an account with a brokerage firm, bank, dealer or other nominee), you will receive instructions from that entity describing how to vote your shares. To vote at the Annual Meeting, beneficial owners will need to contact the brokerage firm, bank, dealer or nominee that holds their shares to obtain a “legal proxy” to bring to the meeting.

What if I have shares of Restricted Stock?

Holders of shares of restricted stock have the right to vote their shares by any of the voting means described above for record holders.

How will my vote be cast?

Your vote will be cast in accordance with the instructions you provided via telephone, Internet or Proxy Card. If you submit an executed Proxy Card without marking any voting selections, your shares will be voted as follows:

1.	“FOR” the election of the six nominees named herein to serve on the Board of Directors; and
2.	“FOR” the ratification of the selection of Grant Thornton LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

Dean Jernigan, the chief executive officer of the Company, and John A. Good, the president and chief operating officer of the Company, were named by the Board of Directors as proxy holders. They will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy. If no contrary direction is given, the shares will be voted as recommended by the Board of the Directors. If any additional matters are properly presented at the meeting, Messrs. Jernigan and Good will vote your shares in their best judgment. Votes will be counted by Broadridge Financial Solutions, the inspector of election appointed for the Annual Meeting.

If your shares are held in street name (that is, you are a beneficial owner), you need to follow the instructions of the brokerage firm, bank, dealer or other nominee regarding how to instruct that entity to vote your shares. If you are a beneficial owner and do not provide voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Brokers are not entitled to vote on the election of directors unless the brokers receive voting instructions from the beneficial owner. The shares of a beneficial owner whose shares are not voted because of a broker non-vote on a particular matter will be counted for purposes of determining whether a quorum is present at the Annual Meeting so long as the beneficial owner is represented by proxy. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered present and entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting, assuming that a quorum is obtained. Brokers will be permitted to vote without voting instructions on the ratification of the selection of Grant Thornton LLP to serve as the Company’s independent registered public accounting firm, assuming that a quorum is obtained.

Can I change my vote?

Yes. A subsequent vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. The last vote received prior to the Annual Meeting will be the one counted. If you are a stockholder of record, you may also change your vote by voting in person at the Annual Meeting. A stockholder of record also may revoke a properly executed proxy at any time before its exercise by submitting a letter addressed to, and received by, our Corporate Secretary, at 6410 Poplar Avenue, Suite 650, Memphis, Tennessee 38119.

If your shares are held in street name, you should follow the instructions provided by your brokerage firm, bank, dealer or other nominee.

How many votes are needed to approve each proposal?

1.	For the election of directors a plurality of all votes cast “For” a nominee shall be sufficient for the nominee to be elected. Neither abstentions nor broker non-votes will have any legal effect on the election of directors.
2.	Stockholder approval for the appointment of our independent registered public accounting firm is not required, but the Board of Directors is submitting the selection of Grant Thornton LLP for ratification in order to obtain the views of our stockholders. This proposal will be approved if the votes cast “For” the proposal exceed the votes cast “Against” the proposal. Abstentions will have no legal effect on whether this proposal is approved. The Audit Committee will consider a vote against the firm by the stockholders in selecting our independent registered public accounting firm in the future.

How many shares must be present to constitute a quorum for the meeting?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares of our common stock are represented by stockholders present at the Annual Meeting in person or by proxy. On the Record Date, there were 6,162,500 shares of common stock outstanding and entitled to vote. Thus 3,081,251 shares of common stock must be represented by stockholders present in person or by proxy at the Annual Meeting to have a quorum.

Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. Because this proxy includes a “routine” management proposal, shares represented by such “broker non-votes” will be counted in determining whether there is a quorum present. If there is not a quorum present at the Annual Meeting, the Company will be forced to reconvene the Annual Meeting at a later date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final results will be disclosed in a Current Report on Form 8-K, which can be found on the “Investor Relations” page of our website (http://investors.jernigancapital.com) following the report’s filing with the SEC within four business days of the Annual Meeting. Information from our website is not incorporated by reference into this Proxy Statement.

ADDITIONAL INFORMATION

How and when may I submit a stockholder proposal for the 2017 Annual Meeting?

If you want to include a stockholder proposal in the Proxy Statement for the Company’s 2017 Annual Meeting of Stockholders, your stockholder proposal must be delivered to the Company not later than November 24, 2016 and it must satisfy the rules and regulations of the SEC to be eligible for inclusion in the Proxy Statement for that meeting. If the date of the Company’s 2017 Annual Meeting of Stockholders changes by more than 30 days from the date that is the first anniversary of the 2016 Annual Meeting, then the deadline is a reasonable time before the Company begins to print and mail proxy materials for the 2017 Annual Meeting.

If you want to submit a stockholder proposal for the Company’s 2017 Annual Meeting of Stockholders and you do not require that the proposal be included in the Company’s proxy materials or want to submit a director nomination, your stockholder proposal or director nomination must be delivered to the Company not earlier than October 25, 2016 and not later than November 24, 2016. However, in the event that the date of the 2017 Annual Meeting is advanced or delayed by more than thirty (30) days from May 20, 2017, in order for notice by the stockholder to be timely, such notice must be so delivered not earlier than the one hundred fiftieth (150th) day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the one hundred twentieth (120th) day prior to the date of such annual meeting, as originally convened, or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. Your notice must also include the information required by the Company’s Amended and Restated Bylaws.

Stockholder proposals must be sent to Jernigan Capital, Inc., 6410 Poplar Avenue, Suite 650, Memphis, Tennessee 38119, Attention: Corporate Secretary. Our Amended and Restated Bylaws are also available by contacting the Corporate Secretary at the above address.

How can I obtain the Annual Report on Form 10-K?

Our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC, including the financial statements, and financial statement schedules is being provided along with this Proxy Statement. Our Annual Report on Form 10-K for the year ended December 31, 2015, including all exhibits may be obtained from the SEC Filings and Reports link on the Investor Relations page of our website at http://investors.jernigancapital.com or received free of charge by writing Investor Relations at Jernigan Capital, Inc., 6410 Poplar Avenue, Suite 650, Memphis, Tennessee 38119.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to solicitation by proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We also will reimburse brokerage firms, dealers and other nominees for the cost of forwarding proxy materials to beneficial owners.

How many copies should I receive if I share an address with another stockholder?

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single Proxy Statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

We and some brokers household proxy materials, delivering one copy of proxy materials to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders. If you are a registered holder who participates in householding, householding will continue until you are notified otherwise or until you notify us to discontinue householding. If you are a registered holder who participates in householding and wish to receive a separate Notice or set of proxy materials for the Annual Meeting, please contact Broadridge Financial Solutions, Inc. by calling 1-800-542-1061 or by writing to Broadridge Financial Solutions, Inc., Attn. Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Registered stockholders who share the same address and who wish to receive a single copy of proxy materials per household in the future may contact American Stock Transfer & Trust Co. by calling 1-800-937-5449. Beneficial owners should contact their broker or other nominee to request information about householding.

Whom should I contact if I have any questions?

If you have any questions about the Annual Meeting, these proxy materials or your ownership of our common stock, please contact our Corporate Secretary at 6410 Poplar Avenue, Suite 650, Memphis, Tennessee 38119, email investors@jernigancapital.com or call (901) 567-9510.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Our Board of Directors has nominated Dean Jernigan, Mark O. Decker, John A. Good, Samuel J. Jenkins, Howard A. Silver, and Dr. Harry J. Thie, all of whom are currently serving as directors, for election as directors for a term of one year and until their successors are duly elected and qualified. We have no reason to believe that any nominee for Director will not agree or be available to serve as a director if elected. However, should any nominee become unable or unwilling to serve, the proxies may be voted for a substitute nominee or the vacancy may remain open until filled by our Board of Directors. Directors are elected by plurality vote. Therefore, the six director nominees receiving the highest number of “FOR” votes will be elected. For purposes of the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

Our Board of Directors believes that it is necessary for our directors to possess a variety of backgrounds and skills in order to provide a broad voice of experience and leadership. When searching for new candidates, the Nominating and Corporate Governance Committee considers the evolving needs of our Board of Directors and searches for candidates that fill any current or anticipated future gap. When considering new directors, the Nominating and Corporate Governance Committee considers the amount of business management experience and education of a candidate, industry knowledge, conflicts of interest, public company experience, integrity and ethics, and commitment to the goal of maximizing stockholder value. The Nominating and Corporate Governance Committee does not have a policy about diversity, but does seek to provide our Board of Directors with a depth of experience and differences in viewpoints and skills. In considering candidates for our Board of Directors, the Nominating and Corporate Governance Committee considers both the entirety of each candidate’s credentials and the current and potential future needs of our Board of Directors. With respect to the nomination of continuing directors for re-election, the individual’s contributions to our Board of Directors are also considered.

All of our directors bring unique skills to our Board of Directors, integrity, high ethical standards and a dedication to representing our stockholders. Certain individual qualifications and skills of our directors that contribute to our Board of Directors’ effectiveness as a whole are described below.

Information regarding each of the nominees for director is set forth below.

NOMINEES FOR ELECTION

Set forth below are the nominees for director, for terms expiring at the 2017 Annual Meeting and until their successors have been duly elected and qualified.

DEAN JERNIGAN

Mr. Jernigan, age 70, is our Chairman of our Board of Directors and chief executive officer, having served as a director since our inception in October 2014. He is also chief executive officer and a principal owner of our Manager. From April 2006 to December 2013, he served as Chief Executive Officer and a member of the board of trustees of CubeSmart (NYSE: CUBE), a publicly traded self-storage REIT. From 2004 to April 2006, Mr. Jernigan served as President of Jernigan Property Group, LLC, a Memphis-based company that formerly owned and operated self-storage facilities in the United States. From 2002 to 2004, Mr. Jernigan was a private investor. From 1984 to 2002, he was Chairman of the Board and Chief Executive Officer of Storage USA, Inc., which was a publicly traded self-storage REIT from 1994 to 2002. Mr. Jernigan served as a member of National Association of Real Estate Investment Trusts’ (NAREIT) Board of Governors from 1995 to 2002, and as a member of its Executive Committee from 1998 to 2002. From 1999 until its acquisition in May 2012, Mr. Jernigan also served on the board of directors of Thomas & Betts, Inc., which was a publicly traded electrical components and equipment company. Mr. Jernigan was also a member of, and the lead independent director for, the Board of Directors of Farmland Partners, Inc., a publicly-traded farmland REIT, having served in such role from the company’s initial public offering in April 2014 until November 20, 2015. We believe Mr. Jernigan’s significant experience in the self-storage industry adds value to our board of directors.

MARK O. DECKER

Mr. Decker, age 67, has been a member of our board of directors since March 2015. Mr. Decker is currently the Vice Chair of BMO Capital Markets, a position he has held since January 2014. Prior to becoming Vice Chair, Mr. Decker from September 2011 to January 2014 served as BMO’s Head of U.S. Real Estate Investment and Corporate Banking. Before BMO Capital Markets, Mr. Decker was a Managing Director and Co-group Head of the real estate investment banking group at Morgan Keegan from February 2011 to September 2011. Prior to his time at Morgan Keegan, from May 2004 to February 2011 he was a managing director and head of the real estate group at Robert W. Baird & Co. Incorporated. Before joining Baird, Mr. Decker founded the real estate investment banking group at Ferris, Baker, Watts, Inc. in 2000. Mr. Decker began his investment banking career in 1997 when he joined Friedman, Billings, Ramsey & Co. as a managing director. He served as President and principal spokesman of the REIT industry and its national trade association, National Association of Real Estate Investment Trusts (“NAREIT”) from 1985 to 1997. Concurrently, he served as Chief Executive Officer of the Pension Real Estate Association from 1985 to 1990. Before his career in real estate capital markets and investment banking, Mr. Decker served in the White House during the Nixon and Ford administrations. He is the 1997 recipient of the NAREIT REIT Leadership Award. Mr. Decker holds a J.D. from George Mason University School of Law and a B.S. in Education from Kent State University. We believe Mr. Decker’s long tenure and expertise in the REIT industry, financial acumen and investment banking background are a significant value to our board of directors.

Committees:  Compensation (Chairman), Audit, Nominating & Corporate Governance

JOHN A. GOOD

Mr. Good, age 58, is our President and Chief Operating Officer and holds the same positions with our Manager. He has been a director since June 2015. Prior to joining us, Mr. Good was a partner and co-head of the REIT practice group of Morrison & Foerster LLP, a global law firm. From 1999 to 2013, Good was a partner, multi-term executive committee member and head of the REIT practice at Bass, Berry & Sims PLC and prior to that was a stockholder and chair of the securities and M&A practice group at Baker, Donelson, Bearman, Caldwell and Berkowitz P.C. Mr. Good graduated from the University of Memphis with a BBA in accounting, cum laude, in 1980, attained his CPA designation and practiced with a large regional CPA firm until entering University of Memphis School of Law, where he received his J.D. with honors in 1987. He has been nationally ranked by Chambers USA as a leading lawyer to the REIT industry and has been active in NAREIT since 1994. We believe Mr. Good’s expertise in the legal field and financial acumen are a significant value to our board of directors.

SAMUEL J. JENKINS

Samuel J. Jenkins, age 57, has been a member of our board of directors since February 2015. Mr. Jenkins has served as the owner and principal of Capstone Financial Services, an investment banking and consulting company, from March 2009 to the present. From January 2005 to March 2009, Mr. Jenkins was an executive vice president of First Tennessee Bank where he worked for 25 years in commercial lending. From October 2009 to December 2012, Mr. Jenkins served as a member of the board of directors of Diamond Companies, Inc., a holding company for International truck and IC bus dealerships. He was also a member of the board of directors of Kelley Fleet Services, LLC, a fleet services management company from January 2010 to December 2011. Mr. Jenkins holds a B.S. in Finance from the University of Alabama and a Masters of Business Administration from the University of Memphis. We believe Mr. Jenkins’ finance background, as well as 35 years of commercial and investment banking, corporate finance and financial management experience are a significant value to our board of directors.

Committees:  Nominating & Corporate Governance (Chairman), Audit, Compensation

HOWARD A. SILVER

Howard A. Silver, age 61, has been a member of our board of directors since February 2015. Mr. Silver retired in 2007 as the chief executive officer and president of Equity Inns, Inc., a position he held since 1998. Equity Inns was a New York Stock Exchange-listed company and hotel REIT focused on the upscale, extended-stay, all suite and midscale limited-service segments of the hotel industry, until its sale to Whitehall Global Real Estate Funds in October 2007. Mr. Silver also served as the executive vice-president of finance,

Chief Financial Officer and Chief Operating Officer of Equity Inns from 1994 to 2004. Prior to his tenure at Equity Inns, Mr. Silver spent 13 years in the auditing field with both Ernst & Young LLP and PricewaterhouseCoopers LLP. Mr. Silver currently serves as a member of the board of directors of Education Realty Trust, Inc. (NYSE:EDR), a publicly listed collegiate housing REIT, a position he has held since 2012. From January 2014 until the sale of the company in January 2016, he served as a member of the board of directors of Landmark Apartment Trust of America, Inc., a multifamily real estate company that was a publicly registered, non-traded REIT. From its inception in 2004 through the sale of the company in 2012, Mr. Silver was a member of the board of directors of Great Wolf Resorts, Inc., (NASDAQ:WOLF), a publicly listed family entertainment resort company. He also served as a member of the board of directors of CapLease, Inc., (NYSE:LSE), a publicly listed net lease REIT, from its inception in 2004 through the sale of the company in November 2013. Mr. Silver graduated cum laude from the University of Memphis with a B.B.A. in Accounting and was designated a Certified Public Accountant in 1980. We believe Mr. Silver’s expertise in the REIT industry, experience as a chief financial officer and chief executive officer of a NYSE-listed REIT, financial acumen and accounting background are a significant value to our board of directors.

Committees:  Audit (Chairman), Compensation, Nominating & Corporate Governance

DR. HARRY J. THIE

Dr. Harry J. Thie, age 73, has been a member of our board of directors since February 2015. Dr. Thie currently is a senior management scientist at the RAND Corporation, a position he has held since 1991. From 1987 to 1991, Dr. Thie was the Director in Office of the Assistant Secretary of the Army, and served as an active duty officer in the United States Army from 1964 to 1991, retiring as a Colonel in 1991. From 1994 to 2002, Dr. Thie served as a member of the board of directors of Storage USA, where he also held positions as the chair of the compensation committee and a member of the audit committee. Dr. Thie holds a Doctorate in Business Administration from George Washington University, an M.S. in Industrial Management from Georgia Institute of Technology and a B.A. in History from Saint Bonaventure University. We believe Dr. Thie’s expertise in the self-storage REIT industry developed as a member of the board of directors of Storage USA, his prior experience serving on audit and compensation committees and his leadership abilities derived from his military experience are a significant value to our board of directors. The board of directors has designated Dr. Thie to serve as the lead independent director. In addition to chairing all executive sessions of the independent directors, the lead independent director shall have such other duties as the Board of Directors may determine from time to time.

Committees:  Audit, Compensation, Nominating & Corporate Governance

Information about the Board of Directors and its Committees

What is our philosophy regarding corporate governance?

We believe that effective corporate governance is critical to our long-term health and our ability to create value for our stockholders. We will continually review our corporate governance policies and practices and compare them to the practices of other public REITs and other public companies, as well as to monitor emerging developments in corporate governance and enhance our policies and procedures when required or when our Board of Directors determines that it would benefit us and our stockholders. Our Board of Directors has established and maintains Corporate Governance Guidelines that incorporate what it deems best practices and emerging trends in corporate governance, which guidelines include detailed specifications for director qualification and responsibility. You may find a copy of our Corporate Governance Guidelines in the Governance Documents section of the Corporate Governance link on the “Investor Relations” page of our website at http://investors.jernigancapital.com.

The responsibilities of our Board of Directors and its committees are described below, along with other corporate governance-related disclosures. All of our Board of Directors’ committees have written charters, which can be found in the Governance Documents section of our Corporate Governance link on the “Investor Relations” page of our website at http://investors.jernigancapital.com. We will also provide a copy of any committee charter, the Corporate Governance Guidelines or our Code of Business Conduct and Ethics without charge upon written request sent to: JCAP, Attention: Investor Relations, 6410 Poplar Avenue, Suite 650,

Memphis, Tennessee 38119. Our Board of Directors may, from time-to-time, form other committees as circumstances warrant. Such committees will have authority and responsibility as delegated by our Board of Directors.

How many independent directors do we have?

Our Board of Directors has affirmatively determined that four of our six director nominees are independent: Mark O. Decker, Samuel J. Jenkins, Howard A. Silver, and Dr. Harry J. Thie. Each of these four directors meet the independence standards of our Corporate Governance Guidelines, the listing standards of the New York Stock Exchange, or the NYSE and applicable SEC rules.

How do we determine whether a director is independent?

A director is considered independent if our Board of Directors affirmatively determines that the director has no direct or indirect material relationship with us and the director otherwise meets the independence requirements set forth in the New York Stock Exchange (“NYSE”) Listing Standards. Consistent with the requirements of the SEC and the NYSE, our Board of Directors reviews all relevant transactions and relationships between each director, or any of his family members, and us, our senior management and our independent auditors.

Our Board of Directors consults with our General Counsel to ensure that the Board of Directors’ determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent”, including those set forth in pertinent listing standards of the NYSE, as in effect from time-to-time.

Do any non-management directors have relationships with us that the Board of Directors determined were material?

No, they do not.

How many times did our Board of Directors meet last year?

Our Board of Directors met five times during 2015.

Did any of our directors attend fewer than 75% of the meetings of the Board of Directors and their assigned committees?

All of the directors who were serving during the calendar year 2015 attended more than 75% of the meetings of our Board of Directors and their assigned committees during the calendar year 2015.

How is our Board of Directors structured?

The leadership structure of our Board of Directors includes a Chairman, who is also our Chief Executive Officer, and our President, neither of whom are independent Directors, and four independent directors. All of our directors serve with equal importance and have an equal vote on all matters. Our independent directors meet without management present at regularly scheduled executive sessions. Our Board of Directors believes that we have been and continue to be well served by having our Chief Executive Officer also serve as Chairman of the Board of Directors. The Board of Directors has appointed a lead independent director to chair all executive sessions of the independent directors, and to perform such other duties as the Board may determine from time to time. Our Audit, Compensation and Nominating and Corporate Governance Committees are all 100% comprised of independent directors and are led by chairmen who are independent directors. We believe that the current board leadership model, when combined with the composition of our Board of Directors, the strong leadership of our independent directors, the board committees listed above and the corporate governance policies already in place, strikes an appropriate balance between consistent leadership and independent oversight of our business and affairs.

Does our Board of Directors meet regularly without management present?

Our independent directors regularly meet without management present. As lead independent director, Dr. Thie leads the meetings of the independent directors. The independent directors held four executive sessions during 2015.

Does our Board of Directors have standing committees?

Our Board of Directors has three standing committees: Audit Committee; Compensation Committee; and Nominating and Corporate Governance Committee. All of the members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent pursuant to the standards set forth in our Corporate Governance Guidelines, the NYSE listing standards and applicable SEC rules. Each standing committee of our Board of Directors has a charter, which can be found in the Governance Documents section of the Corporate Overview link on the “Investor Relations” page of our website at http://investors.jernigancapital.com.

The current membership of, and information about, each of our Board of Director committees is shown below.

Committee/Current Members	Committee Functions
Audit Committee Current Members Howard A. Silver (Chairman) Mark O. Decker Samuel J. Jenkins Dr. Harry J. Thie Number of meetings held in 2015: Three	• Appoints, determines the compensation of, oversees and evaluates the work of the independent registered public accounting firm;
• Pre-approves all auditing services and permitted non-audit services, including the fees and terms thereof, to be performed by the independent registered public accounting firm;

•

Reviews and discusses with management and the independent registered public accounting firm the annual audited and quarterly unaudited financial statements and our disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports on Form 10-Q and Form 10-K;

• Reviews and discusses with management and the independent registered public accounting firm the adequacy and effectiveness of our systems of internal accounting and financial controls;

•

Establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

• Reviews with management and the independent registered public accounting firm our compliance with the requirements for qualification as a real estate investment trust, or REIT
• Issues a report annually as required by the SEC’s proxy solicitation rules;
• Reviews risk management issues.

Compensation Committee Current Members: Mark O. Decker (Chairman) Samuel J. Jenkins Howard A. Silver Dr. Harry J. Thie Number of meetings held in 2015: Two	• Discharges the Board’s responsibilities relating to the compensation of the Company’s executive officers and directors;

•

Evaluates the performance of and oversees the compensation payable to JCap Advisors, LLC, the Company’s external manager pursuant to the management agreement, as amended from time to time, by and between the Company and the Manager;

• Administers and implements the Company’s incentive and equity-based compensation plans, including, without limitation, the Company’s 2015 Equity Incentive Plan;
• Prepares reports on or relating to executive compensation required by the rules and regulations of the Securities and Exchange Commission.

Committee/Current Members	Committee Functions
Nominating and Corporate Governance Committee Current Members: Samuel J. Jenkins (Chairman) Mark O. Decker Howard A. Silver Dr. Harry J. Thie Number of meetings held in 2015: Three

•

Assists the Board by identifying individuals qualified to become Board members (consistent with criteria approved by the Board) and recommends for selection by the Board the director nominees to stand for election at the next annual meeting of the Company’s stockholders;

• Recommends to the Board director nominees for each committee of the Board;
• Oversees the evaluation of the Board and the committees of the Board;
• Develops and recommends to the Board a set of corporate governance guidelines applicable to the Company;
• Recommends to the Board such other matters of corporate governance as the Committee deems appropriate.

Does the Audit Committee have an Audit Committee Financial Expert?

Our Board of Directors has determined that Howard Silver meets the qualifications of an audit committee financial expert as defined by the applicable SEC rules.

How does the Board of Directors select director nominees?

At the Annual Meeting, stockholders are being asked to elect Dean Jernigan, Mark O. Decker, John A. Good, Samuel J. Jenkins, Howard A. Silver, and Dr. Harry J. Thie to serve until the 2017 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

Director Nomination Policy

The Nominating and Corporate Governance Committee is responsible for, among other things, the selection and recommendation to the Board of nominees for election as directors. In accordance with the Nominating and Corporate Governance Committee charter and our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee develops guidelines and criteria for the selection of candidates for directors of the Board, which include those described below under “Minimum Director Qualifications.” The Nominating and Corporate Governance Committee considers whether a potential candidate for director has the time available, in light of other business and personal commitments, to perform the responsibilities required for effective service on the Board. Applying these criteria, the Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and the chairman of the Board and chief executive officer, as well as stockholders. After completing the identification and evaluation process described above, the Nominating and Corporate Governance Committee recommends the nominees for directorship to the Board. Taking the Nominating and Corporate Governance Committee’s recommendation into consideration, the Board then approves the nominees for directorship for stockholders to consider and vote upon at the annual stockholders’ meeting.

Stockholders may nominate candidates for election to the Board of Directors by submitting timely written notice to the Corporate Secretary in accordance with the Amended and Restated Bylaws. The notice must include the information set forth in the Amended and Restated Bylaws about each proposed nominee, including: (i) the name, age, business address, residence address and principal occupation or employment, (ii) the number of shares of the Company’s common stock that the nominee beneficially owns, and (iii) other information concerning the nominee as would be required in soliciting proxies for the election of that nominee. The notice must also include the information set forth in the Amended and Restated Bylaws about the stockholder making the nomination and any associated person, including information about the direct and indirect ownership of, or derivative positions in, the Company’s common stock and arrangements and understandings related to the proposed nomination or the voting of the Company’s common stock. The notice must also include a signed consent of each nominee to serve as a director of the Company, if elected. For the 2017 Annual Meeting, this notice must be received at our principal executive offices, directed to the Corporate Secretary, within the timeframe set forth under “Additional Information — How and when may I submit a stockholder proposal for the 2017 Annual Meeting?” If we do not receive a notice and the required information regarding the stockholder and any associated person by the specified deadline, the director nomination will be void and disregarded for all purposes.

The Company also will consider recommendations submitted by stockholders for director candidates. Recommendations should be directed to the Corporate Secretary.

Minimum Director Qualifications

The Nominating and Corporate Governance Committee along with our Board of Directors is responsible for determining the skills and characteristics required of each director and director nominee for effective Board service. In determining director or director nominee qualifications, general requirements applicable to all directors as well as individual skills and experiences that should be represented on the Board of Directors as a whole, but not necessarily by each director, are considered.

The Nominating and Corporate Governance Committee considers each director nominee’s integrity, judgment, experience, independence, material relationships with us, time availability, service on other boards of directors and their committees, or any other characteristics that may prove relevant at any given time as determined by the Nominating and Corporate Governance Committee. A director or director nominee’s knowledge and/or experience in areas such as, but not limited to, real estate investing or other related industries, Real Estate Investment Trusts, or REITs, management, leadership, public companies, equity and debt capital markets, and public company financial accounting are likely to be considered both in relation to the individual’s qualification to serve on our Board of Directors and the needs of our Board of Directors, as a whole.

The Nominating and Corporate Governance Committee seeks to provide diversity on our Board of Directors with a depth of experience and differences in viewpoints and skills. While the Nominating and Corporate Governance Committee does not have a policy about diversity as it pertains solely to our Board of Directors, all of our directors are participants along with our employees in our Code of Conduct which embodies diversity as a tremendous asset and one which should be actively embraced. The Nominating and Corporate Governance Committee seeks to embody the spirit of our Code of Conduct by valuing a diversity of experiences and perspectives in our directors and director nominees.

Members of the Nominating and Corporate Governance Committee as well as other Board of Director members and members of executive management may meet with directors or director nominees for purposes of determining their qualifications.

Can I communicate directly with the Board of Directors?

Yes. Stockholders and other interested parties may communicate in writing with our Board of Directors, any of its committees, its independent directors, or any individual director by using the following address:

Corporate Secretary
ATTN: {Group or director to whom you are addressing}
Jernigan Capital, Inc.
6410 Poplar Avenue, Suite 650
Memphis, TN 38119

All letters addressed to our Board of Directors or its committees will be forwarded to the appropriate chairman. Letters addressed to the independent directors will be forwarded to our lead independent director. Letters addressed to individual directors will be forwarded to the addressee.

Do we have a Code of Conduct?

Our Board of Directors has adopted a Code of Ethics and Business Conduct (“Code of Conduct”) applicable to our executive officers, including the Chief Executive Officer, or CEO, and Chief Financial Officer, or CFO, directors, officers and employees of our external manager, JCap Advisors, LLC, our Manager, as well as our directors. The Code of Conduct is available in the Corporate Governance link on the Investor Relations page of our website at http://investors.jernigancapital.com. We intend to post amendments to or waivers from our Code of Conduct (to the extent applicable to our CEO, Principal Financial Officer or Principal Accounting Officer) at this location on our website.

What role does the Board of Directors play in risk management?

Both the Board of Directors as a whole and its respective committees serve an active role in overseeing management of our risks. Our Board of Directors regularly reviews, with our executive officers, our Manager, and outside advisors, information regarding our strategy and key areas of the company including operations, finance, legal and regulatory, as well as the risks associated with each. Our executive officers and appropriate personnel of our Manager as well as outside advisors also periodically meet with each committee and make representations associated with the risks relevant to the respective committee’s area of focus. The Compensation Committee is responsible for overseeing the management of risks relating to any executive compensation plan and reviewing the risks associated with our overall compensation practices. The Audit Committee oversees risks associated with financial matters such as accounting, internal controls over financial reporting, tax (including REIT compliance), fraud and cyber security assessment and financial policies. The Nominating and Corporate Governance Committee manages risks associated with corporate governance policies, the independence of our Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our Board of Directors is regularly informed through committee reports about such risks.

What is the role of the Compensation Committee?

Scope of Authority.  We currently are an externally managed REIT, and all of our executive officers and employees are currently employees of JCap Advisors, LLC, our Manager. Under our Management Agreement with our Manager, our Manager receives a base management fee equal to 1.5% per annum of our stockholders’ equity plus incentive fees equal to 20% of the excess of our adjusted earnings over an 8% return on our paid-in capital. We also reimburse all expenses incurred by the Manager for our benefit, including compensation paid to all employees except the salary and cash bonuses of our chief executive officer and chief financial officer, one-half of the salary of our President and Chief Operating Officer and a portion of the salary and bonus of certain other employees.

Notwithstanding that we are an externally-managed REIT and we do not reimburse our Manager for the salary and bonus compensation of our Chief Executive Officer and our Chief Financial Officer and one-half of the salary of our President and Chief Operating Officer, our Manager nevertheless informs the Compensation Committee and allows the Compensation Committee to have input into the elements of compensation of those officers whose compensation is absorbed by our Manager. Moreover, the Compensation Committee is responsible for reviewing and approving our stock-based compensation plans and awards for executive officers pursuant to such plans.

Our Manager has sought and obtained the approval of our Compensation Committee of the employment agreements with the Manager and compensation levels for Mr. Good, William C. Drummond (our Senior Vice President and Chief Financial Officer) and William H. Mathieu (our Corporate Secretary and the General Counsel of our Manager). We anticipate that our Manager will continue to seek approval from the Compensation Committee prior to making material adjustments in the cash compensation of the executive officers of our Manager.

The Compensation Committee’s charter can be found in the Governance Documents section in the Corporate Governance link on the “Investor Relations” page of our website at http://investors.jernigancapital.com. The Compensation Committee reviews its charter on an annual basis and, if necessary, recommends changes to the charter to our Board of Directors for approval.

The Compensation Committee consists of Messrs. Decker, Jenkins and Silver, and Dr. Thie, each of whom is an independent director as affirmatively determined by our Board of Directors. Our Board of Directors consults with our General Counsel to ensure that our Board of Directors’ determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NYSE, as in effect from time-to-time.

Mr. Decker, as chairman of the Compensation Committee, is responsible for setting the agenda for meetings. The Compensation Committee may form and delegate any of its responsibilities to a subcommittee comprised of two or more members of the Compensation Committee. To date, the Compensation Committee has formed no such subcommittees and made no such delegation of its responsibilities.

Roles of Executives in Establishing Compensation.  While Mr. Jernigan, our CEO, and Mr. Good, our President, do participate in general meetings of the Compensation Committee, they do not participate in executive sessions nor do they participate in any discussions regarding their own compensation. Annually, upon request from the Compensation Committee, Messrs. Jernigan and Good provide the Compensation Committee with data pertinent to their and the Chief Financial Officer’s compensation. This information may from time-to-time include peer executive compensation levels, achievement of individual performance objectives or data pertinent to any annual base salary increase. The Compensation Committee utilizes this information, along with input from committee members and, at times, outside consultants in providing input to our Manager regarding the compensation levels of our executive officers. Messrs. Jernigan and Good also provide data pertinent to the terms of our stock-based compensation plans to the Compensation Committee, upon their request. At the end of any incentive or bonus plan measurement period, Messrs. Jernigan and Good, along with our Corporate Secretary and/or General Counsel, prepare and present to the Compensation Committee the preliminary results of the plan for the committee’s review and, if necessary, further evaluation and/or adjustment. All stock-based compensation plans are ultimately developed and adopted by the Compensation Committee.

Use of Compensation Consultant.  The Compensation Committee has the power and authority to hire outside advisors or consultants to assist the committee in fulfilling its responsibilities, at our expense and upon terms established by the Compensation Committee. To date, the Compensation Committee has not engaged a compensation consultant.

Director Compensation

As compensation for serving on our Board of Directors during our initial year, each of our independent directors received a grant of 2,500 shares of restricted common stock at the time of our IPO, at a grant date fair value of $20.00 per share. The restricted shares are entitled to vote at meetings of stockholders, are entitled to dividends declared with respect to shares of our common stock and vest ratably on each of the first three anniversaries of the date of the grant. In addition, we reimburse our directors for their reasonable out-of-pocket expenses incurred in attending Board and committee meetings. Messrs. Jernigan and Good do not receive any additional compensation for serving as directors of the Company.

During 2016, we anticipate that the Compensation Committee of our Board will study director compensation and that director compensation in the future will include both a cash and stock component at amounts that are more commensurate with the market for director compensation of directors of small capitalization public companies.

Director Compensation Table

The following table provides information on the compensation of our directors for the period commencing with the pricing of our initial public offering on March 26, 2015 and ended December 31, 2015, other than Messrs. Jernigan and Good, who received no separate compensation for their service as directors. For information related to the compensation of Messrs. Jernigan and Good, please refer to “Compensation of Executive Officers — Summary Compensation Table.”

Name	Fees Paid In Cash	Stock Awards(1)	All Other Compensation(2)	Total
Mark O. Decker	$0	$50,000	$1,750	$51,750
Samuel J. Jenkins	$0	$50,000	$1,750	$51,750
Howard A. Silver	$0	$50,000	$1,750	$51,750
Dr. Harry J. Thie	$0	$50,000	$1,750	$51,750

(1)	Represents the grant date fair value of $20.00 per share on March 26, 2015, resulting in 2,500 shares of restricted stock issued to each non-employee director. As of December 31, 2015, all of such shares remained unvested and constituted the only outstanding equity awards held by such directors.
(2)	Represents dividends on unvested restricted stock awards.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of the Board are Messrs. Decker (Chairman), Jenkins and Silver and Dr. Thie, each of whom is an independent director. None of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board or the Compensation Committee. Accordingly, during the period commencing with the closing of our initial public offering on April 1, 2015 and ended December 31, 2015, there were no interlocks with other companies within the meaning of the SEC’s proxy rules.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction Policy

We have adopted a Code of Conduct, which specifies our policy relating to conflicts of interest. The Code of Conduct states that a “conflict of interest” occurs when an individual’s private interests interfere or appear to interfere with the interests of the company as a whole. Under the Code of Conduct, an employee who becomes aware of any situation or transaction involving an actual or potential conflict of interest must report it to the Chairman of the Board of Directors. The Chairman’s determination as to whether a conflict exists or is harmful will be conclusive. Waivers for executive officers or directors can only be made by the Board or an authorized committee of the Board. The Board has delegated to the Audit Committee the authority to waive provisions of the Code of Conduct. The Nominating and Corporate Governance Committee, as well as the full Board of Directors, reviews the independence and qualifications of each Director and Director nominee, considers questions of possible conflicts of interest between Board members or management and the Company and its subsidiaries, and monitors all other activities of Board members and management that could interfere with such individual’s duties to the Company. All transactions involving related parties must be approved by the Audit Committee.

Related Party Transactions

Reimbursement of IPO Costs.  Mr. Jernigan was reimbursed for $0.1 million of organizational costs and $0.1 million of offering costs in April 2015 following the closing of our initial public offering.

Private Placement in Connection with IPO.  On April 1, 2015, concurrent with our initial public offering, we received $5.0 million in proceeds from the private placement of our common stock to W1 Capital, LLC, a limited liability company owned and controlled by Kristi Jernigan, who is Mr. Jernigan’s wife. In connection with this transaction, we issued 250,000 shares of common stock to W1 Capital, LLC at the initial public offering price per share.

Purchase of Loan from Manager.  On December 15, 2015, we purchased a $246,481 loan from our Manager at the loan’s principal amount. The loan was initially made by the Manager to an individual who is an owner of a limited liability company that is a borrower in one of the Company’s development loan investments. No profit or loss was realized on the transfer of this loan, and the principal balance of the loan was consolidated with the principal balance of another loan that the Company had underwritten and advanced.

Management Agreement with Manager.  Messrs. Jernigan and Good have financial interests in JCap Advisors, LLC, our external Manager. Our Manager and the Company are parties to a Management Agreement pursuant to which our Manager is responsible for the day-to-day operations of our business.

Pursuant to the terms of the Management Agreement, the Manager will be responsible for (a) the Company’s day-to-day operations, (b) determining investment criteria and strategy in conjunction with the Company’s Board of Directors, (c) sourcing, analyzing, originating, underwriting, structuring, and acquiring the Company’s portfolio investments, and (d) performing portfolio management duties. The Manager has an Investment Committee that approves investments in accordance with the Company’s investment guidelines, investment strategy, and financing strategy.

The initial term of the Management Agreement will be five years, with up to a maximum of three, one-year extensions that end on the applicable anniversary of the completion of the Company’s offering. The Company’s independent directors will review the Manager’s performance annually. Following the initial term, the Management Agreement may be terminated annually upon the affirmative vote of at least two-thirds of the Company’s independent directors based upon: (a) the Manager’s unsatisfactory performance that is materially detrimental to the Company; or (b) the Company’s determination that the management fees payable to the Manager are not fair, subject to the Manager’s right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of the independent directors. The Company will provide its Manager with 180 days’ prior notice of such a termination. Upon such a termination, the Company will pay the Manager a termination fee except as provided below.

No later than 180 days prior to the end of the initial term of the Management Agreement, the Manager will offer to contribute to the Company’s Operating Partnership at the end of the initial term all of the assets or equity interests in the Manager at the internalization price and on such terms and conditions included in a written offer provided by the Manager.

Upon receipt of the Manager’s initial internalization offer, a special committee consisting solely of the Company’s independent directors may accept the Manager’s proposal or submit a counter offer to the Manager. If the Manager and the special committee are unable to agree, the Manager and the special committee will repeat this process annually during the term of any extension of the Management Agreement. Acquisition of the Manager pursuant to this process requires a fairness opinion from a nationally recognized investment banking firm and stockholder approval, in addition to approval by the special committee.

If the Company does not acquire the assets or equity interests of the Manager in an internalization transaction as described above and the Management Agreement terminates other than for Cause, voluntary non-renewal by the Manager or the Company being required to register as an investment company under the Investment Company Act of 1940, then the Company shall pay to the Manager, on the date on which such termination is effective, a termination fee equal to the greater of (i) three times the sum of the average annual Base Management Fee and Incentive Fee earned by the Manager during the 24-month period prior to such termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination, or (ii) the offer price, which will be based on the lesser of (a) the Manager’s earnings before interest, taxes, depreciation and amortization (adjusted for unusual, extraordinary and non-recurring charges and expenses), or “EBITDA” annualized based on the most recent quarter ended, multiplied by a specific multiple, or EBITDA Multiple, depending on the Company’s achieved total annual return, and (b) the Company’s equity market capitalization multiplied by a specific percentage, or Capitalization Percentage, depending on the Company’s achieved total return (the Internalization Price). Any Termination Fee will be payable by the Operating Company in OC Units equal to the Termination Fee divided by the average of the daily market price of the Common Stock for the ten consecutive trading days immediately preceding the date of termination within 90 days after occurrence of the event requiring the payment of the Termination Fee.

The Company also may terminate the Management Agreement at any time, including during the initial term, without the payment of any termination fee, with 30 days’ prior written notice from the Board of Directors, for cause. “Cause” is defined as: (i) the Manager’s continued breach of any material provision of the Management Agreement following a prescribed period; (ii) the occurrence of certain events with respect to the bankruptcy or insolvency of the Manager; (iii) a change of control of the Manager that a majority of the Company’s independent directors determines is materially detrimental to the Company; (iv) the Manager committing fraud against the Company, misappropriating or embezzling the Company’s funds, or acting grossly negligent in the performance of its duties under the Management Agreement; (v) the dissolution of the Manager; (vi) the Manager fails to provide adequate or appropriate personnel that are reasonably necessary for the Manager to identify investment opportunities for the Company and to manage and develop the Company’s investment portfolio if such default continues uncured for a period of 60 days after written notice thereof, which notice must contain a request that the same be remedied; (vii) the Manager is convicted (including a plea of nolo contendere) of a felony; or (viii) the departure of Mr. Jernigan from the senior management of the Manager, or the Company, during the term of the Management Agreement other than by reason of death or disability.

The Manager may terminate the Management Agreement if the Company becomes required to register as an investment company under the 1940 Act, with such termination deemed to occur immediately before such event, in which case the Company would not be required to pay the Manager a termination fee. The Manager may also decline to renew the Management Agreement by providing the Company with 180 days’ written notice, in which case the Company would not be required to pay a termination fee.

The Management Agreement provides for the Manager to earn a base management fee and an incentive fee. In addition, the Company will reimburse certain expenses of the Manager, excluding the salaries and cash bonuses of the Manager’s chief executive officer and chief financial officer, half of the salary of the president and chief operating officer, and certain other costs as determined by the Manager in accordance with the Management Agreement. Certain prepaid expenses and fixed assets are also purchased through the Manager and reimbursed by the Company. In the event that the Company terminates the Management Agreement per the terms of the agreement, other than for cause or the Company being required to register as an investment company, there will be a termination fee due to the Manager. Amounts reimbursable to the Manager for expenses totaled $2.1 million for the year ended December 31, 2015.

Management Fees

As of December 31, 2015, the Company did not have any personnel. As a result, the Company is relying on the properties, resources and personnel of the Manager to conduct operations. The Company has agreed to pay the Manager a base management fee in an amount equal to 0.375% of the Company’s stockholders’ equity (a 1.5% annual rate) calculated and payable quarterly in arrears in cash. For purposes of calculating the base management fee, the Company’s stockholder’s equity means: (a) the sum of (i) the net proceeds from all issuances of the Company’s equity securities since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus (ii) the Company’s retained earnings at the end of the most recently completed fiscal quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods); less (b) any amount that the Company pays to repurchase the Company’s common stock since inception. It also excludes (x) any unrealized gains and losses and other non-cash items that have impacted stockholders’ equity as reported in the Company’s financial statements prepared in accordance with accounting principles generally accepted in the United States, or GAAP, and (y) one-time events pursuant to changes in GAAP (such as a cumulative change to the Company’s operating results as a result of a codification change pursuant to GAAP), and certain non-cash items not otherwise described above (such as depreciation and amortization), in each case after discussions between the Company’s Manager and the Company’s independent directors and approval by a majority of the Company’s independent directors. As a result, the Company’s stockholders’ equity, for purposes of calculating the base management fee, could be greater or less than the amount of stockholders’ equity shown on the Company’s financial statements. The base management fee is payable independent of the performance of the Company’s portfolio. The base management fee of the Company’s Manager shall be calculated within 30 days after the end of each fiscal quarter and such calculation shall be promptly delivered to the Company’s Board of Directors. The Company is obligated to pay the base management fee in cash within five business days after delivery of the written statement of the Manager to the Company’s Board of Directors setting forth the computation of the management fee for such quarter. The calculation generally will be reviewed by the Board of Directors at their regularly scheduled quarterly board meeting. The base management fee for the year ended December 31, 2015 was $1.2 million and $0.4 million for the quarter ended March 31, 2016.

Incentive Fee

The Manager is entitled to an incentive fee with respect to each fiscal quarter (or part thereof that the Management Agreement is in effect) in arrears in cash. The incentive fee will be an amount, not less than zero, determined pursuant to the following formula:

IF = .20 times (A minus (B times .08)) minus C

In the foregoing formula:

•	A equals the Company’s Core Earnings (as defined below) for the previous 12-month period;
•	B equals (i) the weighted average of the issue price per share of the Company’s common stock of all of its public offerings of common stock, multiplied by (ii) the weighted average number of all shares of common stock outstanding (including (i) any restricted stock units and any restricted shares of common stock in the previous 12-month period and (ii) shares of common stock issuable upon conversion of outstanding OC Units); and
•	C equals the sum of any incentive fees earned by the Manager with respect to the first three fiscal quarters of such previous 12-month period.

Notwithstanding application of the incentive fee formula, no incentive fee shall be paid with respect to any fiscal quarter unless cumulative annual stockholder total return for the four most recently completed fiscal quarters is greater than 8%. Any computed incentive fee earned but not paid because of the foregoing hurdle will accrue until such 8% cumulative annual stockholder total return is achieved. The total return is calculated by adding stock price appreciation (based on the volume-weighted average of the closing price of the

Company’s common stock on the NYSE (or other applicable trading market) for the last ten consecutive trading days of the applicable computation period minus the volume-weighted average of the closing market price of the Company’s common stock for the last 10 consecutive trading days of the period immediately preceding the applicable computation period) plus dividends per share paid during such computation period, divided by the volume-weighted average of the closing market price of the Company’s common stock for the last 10 consecutive trading days of the period immediately preceding the applicable computation period. For purposes of computing the Incentive Fee, “Core Earnings” is defined as net income (loss) determined under GAAP, plus non-cash equity compensation expense, the incentive fee, depreciation and amortization (to the extent that the Company forecloses on any facilities underlying the Company’s target investments), any unrealized losses or other non-cash expense items reflected in GAAP net income (loss), less any unrealized gains reflected in GAAP net income. The amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between the Manager and the Company’s independent directors and after approval by a majority of the independent directors.

For purposes of calculating the incentive fee prior to the completion of a 12-month period following this offering, Core Earnings is calculated on the basis of the number of days that the Management Agreement has been in effect on an annualized basis.

The Manager computes each quarterly installment of the incentive fee within 45 days after the end of the fiscal quarter with respect to which such installment is payable and promptly delivers such calculation to the Company’s Board of Directors. The amount of the installment shown in the calculation is due and payable no later than the date which is five business days after the date of delivery of such computation to the Board of Directors. The calculation generally will be reviewed by the Board of Directors at their regularly scheduled quarterly board meeting. As of March 31, 2016, the Manager has not earned an incentive fee.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners

The number of shares owned and percentage ownership in the following table is based on 6,162,500 shares of common stock outstanding on December 31, 2015. The following table sets forth information as of December 31, 2015, regarding each person known to us to be the beneficial owner of more than five percent of our common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Heartland Advisors, Inc.(1) 789 N. Water St. Milwaukee, WI 53202	603,770	9.8%
W1 Capital, LLC(2) 1325 N. Venetian Way Miami Beach, FL 33139	465,409	7.6%
Wells Fargo & Company(3) 420 Montgomery St. #200 San Francisco, CA 94104	400,001	6.5%

(1)	The indicated ownership is based solely on a Schedule 13G filed with the SEC by the beneficial owner on February 5, 2016. The Schedule 13G indicates that the entity has shared power to vote or direct the vote for 579,005 shares.
(2)	The indicated ownership is based solely on a Form 4 filed with the SEC by Mr. Jernigan on December 30, 2015. The Form 4 indicates that the owner is a limited liability company controlled by Mr. Jernigan’s wife. The owner has sole power to vote or to direct the vote for 465,409 shares.
(3)	The indicated ownership is based solely on Schedule 13G filed with the SEC by the beneficial owner on January 25, 2016. The Schedule 13G indicates that the entity has sole power to vote or to direct the vote for 1 share and shared power to vote or direct the vote of 400,000 shares.

Security Ownership of Management and Directors

The number of shares owned and percentage ownership in the following table is based on 6,162,500 shares of common stock outstanding on March 1, 2016. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. Unless otherwise indicated, we believe that the persons identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

The following table sets forth the beneficial ownership of our common stock as of March 1, 2016 by (i) each director, (ii) each director nominee, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors, nominees and executive officers as a group as of March 1, 2016. Except as otherwise indicated, the address of each officer, director and/or nominee listed below is c/o JCAP, 6410 Poplar Avenue, Suite 650, Memphis, Tennessee 38119.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Dean Jernigan**	32,351	(1)	0.52%
John A. Good **	150,000	(2)	2.43%
Mark O. Decker*	6,700	(3)	0.11%
Samuel J. Jenkins*	9,500	(4)	0.15%
Howard A. Silver*	7,500	(5)	0.12%
Dr. Harry J. Thie*	10,400	(6)	0.17%
William C. Drummond***	25,000	(7)	0.41%
All Directors, Nominees and Executive Officers as a group (7 Persons)	241,451		3.91%

*	Director Nominee
**	Director Nominee and Executive Officer
***	Executive Officer
(1)	Shares owned directly by Mr. Jernigan. Does not include 465,409 shares of common stock owned by W1 Capital, LLC, a limited liability company owned and controlled by Kristi Jernigan, Mr. Jernigan’s wife. Mr. Jernigan disclaims beneficial ownership of all shares owned by W1 Capital, LLC.
(2)	Includes 100,000 shares of unvested restricted common stock.
(3)	Includes 2,500 shares of unvested restricted common stock.
(4)	Includes 2,500 shares of unvested restricted common stock.
(5)	Includes 2,500 shares of unvested restricted common stock.
(6)	Includes 2,500 shares of unvested restricted common stock.
(7)	Includes 25,000 shares of unvested restricted common stock.

ADDITIONAL EXECUTIVE OFFICERS

In addition to Messrs. Jernigan and Good, who are director nominees, the following individual also served as an executive officer of the Company in 2015:

WILLIAM C. DRUMMOND

Mr. Drummond, age 62, is our Senior Vice President and Chief Financial Officer, positions he has held since August 2015. Prior to joining the Company, Mr. Drummond was a principal with The Marston Group, a Memphis-based accounting and consulting firm, where he led the firm’s audit and transaction advisory practices. Prior to that, from 1975 through 2012, Mr. Drummond was a certified public accountant at Ernst & Young, including 26 years as an audit partner and 7 years as the managing partner of the Memphis office. During his time at Ernst & Young, Mr. Drummond was the audit partner for over 15 public company clients. Mr. Drummond also serves as Chief Financial Officer of our Manager. Mr. Drummond graduated with a BBA in Accounting from the University of Mississippi.

COMPENSATION OF EXECUTIVE OFFICERS

Overview

The following provides compensation information pursuant to the scaled disclosure rules applicable to emerging growth companies under SEC rules and the JOBS Act.

The compensation of Messrs. Jernigan, Good and Drummond identified in our Summary Compensation Table, whom we refer to as named executive officers (“NEOs”), consists of a combination of base salary, bonuses, other benefits and equity-based compensation.

We currently are an externally managed REIT, and all personnel who provide services to us are currently employees of our Manager, JCap Advisors, LLC, and are compensated by our Manager. Our Manager currently employs Messrs. Jernigan, Good and Drummond, our chief executive officer, president and chief operating officer and senior vice president and chief financial officer, respectively. Messrs. Jernigan, Good, and Drummond would be our named executive officers if all were compensated directly by us. Both Messrs. Good and Drummond are parties to executive employment agreements with our Manager pursuant to which they are paid a base salary and, in respect of Mr. Drummond, a bonus stated as a target percentage of base salary. Mr. Jernigan is the controlling member of our Manager, but does not draw a salary or bonus from our Manager, but instead receives periodic distributions of his share of the profits (and bears a share of any losses) of the Manager.

Under our Management Agreement with our Manager, our Manager receives a base management fee equal to 1.5% per annum of our stockholders’ equity plus incentive fees equal to 20% of the excess of our adjusted earnings over an 8% return on our paid-in capital. In addition, the Management Agreement requires that we reimburse to our Manager all expenses incurred by the Manager for our benefit, including compensation paid to all employees except the salary and cash bonuses of our chief executive officer and chief financial officer, one-half of the salary of our President and Chief Operating Officer and a portion of the salary and bonus of another employee. Disclosure of these compensation arrangements and their impact on us are set forth in the Summary Compensation Table below and accompanying footnotes.

Summary Compensation Table

The following table sets forth a summary of all compensation earned, awarded or paid, as applicable, by Jernigan Capital, Inc. and its Manager, JCap Advisors, LLC, to our named executive officers in the fiscal year ended December 31, 2015:

Name and Principal Position	Year	Salary(4)	Bonus(5)	Stock Awards(6)	All Other Compensation(7)	Total
Dean Jernigan(1) Chairman and Chief Executive Officer	2015	$0	$0	$0	$22,271	$22,271
John A. Good(1)(2) President and Chief Operating Officer	2015	$166,154	$0	$2,074,000	$81,425	$2,321,579
William C. Drummond(1)(3) Senior Vice President and Chief Financial Officer	2015	$90,000	$67,500	$453,000	$8,750	$619,250

(1)	Mr. Jernigan is the Chief Executive Officer and the sole member of the Board of Managers of JCap Advisors, LLC, our Manager. Under our Management Agreement with the Manager, we are not required to reimburse the Manager for any amount of salary or bonus paid by the Manager to Mr. Jernigan. During 2015, Mr. Jernigan was not paid a salary or bonus by the Manager. Mr. Jernigan has a 51.0% interest in operating cash flows of the Manager, and members of his family collectively have a 48.0% interest in operating cash flows of the Manager. Mr. Good, our President and Chief Operating Officer, has a 1.0% profits interest in the Manager. In the event of an Internalization or Advisory Termination Event as defined in the Management Agreement between the Company and the Manager, Mr. Good will have a 10.0% interest in the proceeds from such event, and the interests of Mr. Jernigan and his family members in the proceeds from such event will be proportionately decreased. During 2015, the Manager earned

$1,237,352 in Management Fees. Out of that amount, the Manager paid one-half of Mr. Good’s salary ($82,414) and all of Mr. Drummond’s salary and bonus ($157,500) for an aggregate of $239,914, in addition to $42,042 of salary and bonus for Chris Jernigan, the Manager’s Vice President of Investments.
(2)	Mr. Good was employed by the Manager on June 15, 2015 at an annual salary of $300,000. The Manager receives a reimbursement from us of 50% of Mr. Good’s salary. During 2015, the amount of such reimbursement paid by us to the Manager was $82,414. In addition, in connection with his accepting employment with the Manager and becoming our President and Chief Operating Officer, on June 15, 2015, Mr. Good received a grant of 100,000 shares of restricted common stock under our 2015 Equity Incentive Plan. The closing price of our common stock on the New York Stock Exchange on the grant date was $20.74. Such shares vest ratably over five years from the date of grant, with acceleration upon change of control, death, disability and termination of employment by the Manager without cause of by Mr. Good for good reason.
(3)	Mr. Drummond was employed by the Manager on August 10, 2015 at an annual salary of $225,000 and a target bonus of 75% of base salary. 100% of Mr. Drummond’s salary and bonus is paid by the Manager and not reimbursed by us. In addition, on August 11, 2015, Mr. Drummond received a grant of 25,000 shares of restricted common stock under our 2015 Equity Incentive Plan. The closing price of our common stock on the New York Stock Exchange on the grant date was $18.12. Such shares vest ratably over three years from the date of grant, with acceleration upon change of control, death, disability and termination of employment by the Manager without cause or by Mr. Drummond for good reason.
(4)	The amounts presented represent a pro rata portion of the annual base salaries of Messrs. Good ($300,000) and Drummond ($225,000) based on their respective employment dates.
(5)	The amounts presented represent a pro rata portion of the target bonus of Mr. Drummond based on the number of days he was employed by the Manager.
(6)	Amounts presented represent the grant date fair value of the shares granted to each individual times the number of shares granted on such date.
(7)	Other compensation for each named executive officer is described in the following table. All group insurance premiums and moving expenses were incurred by the Manager and fully reimbursed to the Manager by us.

Name	Group Insurance Premiums	Dividends on Unvested Restricted Stock	Total
Dean Jernigan	$22,271	$0	$22,271
John A. Good	$11,425	$70,000	$81,425
William C. Drummond	$0	$8,750	$8,750

2016 Compensation

For the fiscal year ending December 31, 2016, the employment agreements for Messrs. Good and Drummond provide for base salaries of $300,000 and $225,000, respectively. The Manager has set performance goals for the Manager’s senior management team consisting primarily of personal goals, inasmuch as we expect to remain in ramp-up mode throughout much of 2016. Upon attainment of personal goals, Mr. Drummond can earn a targeted bonus of $168,750. Mr. Good does not have a target bonus provision in his employment agreement.

Outstanding Equity Awards at Fiscal Year-End December 31, 2015

The following table presents information about our named executive officers’ outstanding equity awards as of December 31, 2015:

Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)
John A. Good	6/15/15	100,000	$1,495,000
William C. Drummond	8/11/15	25,000	$373,750

(1)	Represents shares of restricted stock granted under our 2015 Equity Incentive Plan upon each named executive officer becoming employed by our Manager. Mr. Good’s shares of restricted stock vest ratably on the first five anniversaries of the date of grant, and Mr. Drummond’s shares of restricted stock vest ratably on the first three anniversaries of the date of grant.
(2)	Market value reflects the number of shares multiplied by $14.95 per share, which was the closing price of our common stock on the New York Stock Exchange on December 31, 2015.

Employment Agreements

On the dates that each of Messrs. Good and Drummond began employment with our Manager, each individual and the Manager entered into an employment agreement. Mr. Good’s employment agreement has a five year term, and the employment agreement with Mr. Drummond has a three year term. All of the employment agreements expire at the end of their initial terms.

The employment agreements provide that, if the executive’s employment is terminated:

•	by us for “cause,” by the executive without “good reason,” as a result of a non-renewal of the employment term by the executive, or due to the executive’s death, then we shall pay the executive all accrued but unpaid wages through the termination date and all approved, but unreimbursed, business expenses;
•	by us without “cause” or by the executive for “good reason,” then we shall pay the executive: (i) all accrued but unpaid wages through the termination date; (ii) all approved, but unreimbursed, business expenses; and (iii) a separation payment equal to the sum of three times (3x) for Mr. Good and two times (2x) for Mr. Drummond of their (A) then-current base salary, (B) average annual bonus for the two annual bonus periods completed prior to termination (or target bonus for any fiscal year not yet completed, with such separation payment being payable in equal installments over a period of 12 months following such termination;
•	due to the executive’s death or “disability,” then we shall pay the executive (or the executive’s estate and/or beneficiaries, as the case may be): (i) all accrued but unpaid wages through the termination date; and (ii) all approved, but unreimbursed, business expenses.

Additionally, if the executive’s employment is terminated by us without “cause,” or by the executive for “good reason,” all of the executive’s outstanding unvested equity-based awards (including but not limited to, restricted stock and restricted stock units) will vest and become immediately exercisable and unrestricted, without any action by the Board or any committee thereof (except vesting may be delayed to qualify as performance-based compensation for purposes of Section 162(m) of the Code).

The executive’s right to receive the severance payments and benefits described above is subject to his delivery and non-revocation of an effective general release of claims in favor of the Company and compliance with customary restrictive covenant provisions, including, relating to confidentiality, noncompetition, nonsolicitation, cooperation and nondisparagement.

In addition, under the employment agreements, to the extent any payment or benefit would be subject to an excise tax imposed in connection with Section 4999 of the Code, such payments and/or benefits may be subject to a “best pay cap” reduction to the extent necessary so that the executive receives the greater of the (i) net amount of the payments and benefits reduced such that such payments and benefits will not be subject to the excise tax and (ii) net amount of the payments and benefits without such reduction.

AUDIT COMMITTEE REPORT

The Audit Committee has the responsibilities and powers set forth in its charter which include the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of any independent registered public accounting firm engaged by the Company, the Company’s internal audit function, and the performance of any independent registered public accounting firm.

Management is responsible for the preparation, presentation and integrity of our financial statements and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures to provide for compliance with accounting standards and applicable laws and regulations. Our independent registered public accounting firm is responsible for planning and carrying out a proper audit of our annual financial statements and reviews of our quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.

The Audit Committee has reviewed with management its plans for implementation of the Company’s internal audit function, which will be in place by April 1, 2016, as required by applicable NYSE requirements.

The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2015 with management. In addition, the Audit Committee has discussed with Grant Thornton LLP, our independent registered public accounting firm, the matters required to be discussed by the Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, and other matters required by the charter of this committee.

The Audit Committee also has received the written disclosures and the letter from Grant Thornton LLP required by the Public Company Accounting Oversight Board Rule 3526, and has discussed with Grant Thornton LLP their independence from the company and its management.

The Audit Committee has discussed with management and the independent registered public accountants such other matters and received such assurances from them as they deemed appropriate.

As a result of its review and discussions, the Audit Committee has recommended to the Board of Directors the inclusion of our audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:
Howard A. Silver (Chairman)
Mark O. Decker
Samuel J. Jenkins
Dr. Harry J. Thie

The Audit Committee Report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

AUDIT AND NON-AUDIT FEES

The following table shows the fees paid or accrued by us for audit and other services provided by Grant Thornton LLP, our independent registered public accounting firm by management agreement effective March 31, 2015, for the year ended December 31, 2015. Audit related fees consist of services rendered relating to a comfort letter. Tax fees consist of services performed and expenses incurred relating to tax return preparation and compliance.

	Audit Fees	Audit Related Fees	Tax Fees	All Other Fees	Total Fees
2015	$246,953	$25,875	$15,520	$0	$288,348

The Audit Committee pre-approved all services provided by our independent registered public accounting firm for 2015.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for selecting our independent registered public accounting firm and has selected Grant Thornton LLP to audit our financial statements for the 2016 fiscal year. Our Board of Directors believes that submitting the appointment of Grant Thornton LLP to the stockholders for ratification is a matter of good corporate governance. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting of Stockholders to make a statement if they so desire and to answer any appropriate questions.

In the event you do not ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm, the Audit Committee will reconsider the appointment of Grant Thornton LLP. Even if you do ratify the appointment, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of the company and its stockholders.

Stockholder approval for the appointment of our independent registered public accounting firm is not required, but the Board of Directors is submitting the selection of Grant Thornton LLP for ratification in order to obtain the views of our stockholders. This proposal will be approved if the votes cast “For” the proposal exceed the votes cast “Against” the proposal. Neither abstentions nor broker non-votes will have any legal effect on whether this proposal is approved. The Audit Committee will consider a vote against the firm by the stockholders in selecting our independent registered public accounting firm in the future.

On behalf of the Audit Committee, our Board of Directors recommends a vote in favor of Proposal No. 2.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our directors and executive officers file with the Commission initial reports of ownership and reports of changes in ownership of our common stock and furnish us with copies of all forms filed.

To our knowledge, based solely on review of the copies of such reports furnished us and representations that no other reports were required, during the past fiscal year all Section 16(a) filing requirements applicable to our directors and executive officers were completed on a timely basis, except for the Forms 4 filed on May 22, May 27, and August 12, 2015 on behalf of Dean Jernigan for transactions undertaken by his wife, Kristi Jernigan, the Forms 4 filed on July 21, July 22, July 23, July 24, August 5, August 12, August 13, August 14, and August 17, 2015 on behalf of Dean Jernigan for transactions undertaken by W1 Capital, LLC which is controlled by Ms. Jernigan and the Form 4 filed on December 30, 2015 on behalf of John A. Good as the Company inadvertently failed to timely file the Forms 4 on their behalf.

Other Matters to Come Before the 2016 Annual Meeting

Our Board of Directors, at the time of the preparation of this Proxy Statement, knows of no business to come before the meeting other than that referred to herein. If any other business should come before the meeting, the proxy holders will have discretionary authority to vote all proxies in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

William H. Mathieu
Corporate Secretary

April 8, 2016

JERNIGAN CAPITAL, INC.
6410 POPLAR AVE.
SUITE 650
MEMPHIS, TN 38119

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E09037-P74369

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JERNIGAN CAPITAL, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Dean Jernigan
02) John A. Good
03) Mark O. Decker
04) Samuel J. Jenkins
05) Howard A. Silver
06) Dr. Harry J. Thie

The Board of Directors recommends you vote FOR the following proposal:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E09038-P74369

JERNIGAN CAPITAL, INC.
Annual Meeting of Stockholders
May 20, 2016 10:00 AM CDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Dean Jernigan and John A. Good, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of JERNIGAN CAPITAL, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, CDT on May 20, 2016, at the Corporate Headquarters, 6410 Poplar Avenue, Suite 650, Memphis, TN 38119 and any adjournment or postponement thereof.

For Proposal 1 (Election of Directors), you may vote "FOR" all of the nominees to the Board of Directors or you may "WITHHOLD" your vote for all of the nominees or for any nominee(s) that you specify. For Proposal 2 (Ratification of the Appointment of Grant Thornton LLP), you may vote "FOR" or "AGAINST" such proposal or "ABSTAIN" from voting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side